Exhibit 99.1

FOR IMMEDIATE RELEASE

Metromedia International Group

Closes on Sale of Technocom Limited

NEW YORK, June 30, 2003 — Metromedia International Group, Inc. (the “Company” or “MIG”) (OTCBB:MTRM – Common Stock and OTCBB:MTRMP – Preferred Stock), the owner of interests in various communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets, today announced that it has sold its entire business interest in Technocom Limited (“Technocom”) to Grosco Holding Limited, a Cypriot company, for cash consideration of $4.5 million. Technocom, a wholly-owned subsidiary, held interests in several Russian telecommunication enterprises including satellite-based transport operator Teleport-TP. Simultaneous with the sale of Technocom, the Company entered into agreements intended to settle all historical claims concerning Technocom-related businesses; including claims arising from the litigation in Guernsey that Technocom initiated in 2002 concerning its majority-owned subsidiary Roscomm and from arbitration proceedings initiated in 2003 in connection with that Guernsey litigation. The Company further expects that the broad releases, from and among all potential claimants contained in the settlement agreements will avoid any further dispute in connection with Technocom, its subsidiary businesses, or its past or present stakeholders.

In making these announcements, Mark Hauf, Chairman and Chief Executive Officer of MIG, commented, “The sale of Technocom and settlement of claims with its historical stakeholders ends a long and unfortunate cycle of steady erosion of the value of our interests in this business unit. We are pleased to have obtained a fair price for the business in its present condition and to have finally resolved all disputes with our former partners in this business on amicable terms. In addition to increasing the Company’s cash reserves, sale of this non-core business and settlement of long-standing and expensive disputes connected with it frees Company resources for more productive application to the further development of our core businesses.”

The Company is continuing with the marketing efforts of its non-core media businesses, which include eight (8) Cable TV businesses in seven (7) countries and seventeen (17) Radio Broadcast businesses in six (6) countries. As disclosed in the Company’s February 3, 2003 press release, Communications Equity Associates (“CEA”) has been engaged to assist the Company in this marketing effort. CEA contact information is provided below. In connection with this marketing process, Ernie Pyle, MIG’s Chief Financial Officer, commented, “The Company’s steadily improving liquidity position provides us the opportunity to be selective in pursuing proposals that we believe will enable the Company to achieve the highest cash proceeds for our non-core businesses. In particular, we need not entertain offers at less than satisfactory value to simply meet short-term liquidity requirements.”

Metromedia International – Sale of Technocom Limited

About Metromedia International Group

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiaries and business ventures, the Company owns and operates communications and media businesses in Eastern Europe, the Commonwealth of Independent States and other emerging markets. These include a variety of telephony businesses including cellular operators, providers of local, long distance and international services over fiber-optic and satellite-based networks, international toll calling, fixed wireless local loop, wireless and wired cable television networks and broadband networks and radio broadcast businesses.

This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the ability to complete planned work on the terms and schedule contemplated. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, and various other factors beyond the Company’s control. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company’s annual report on Form 10-K for the year ended December 31, 2001. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at www.metromedia-group.com.

For more Information please contact:

Metromedia International Group, Inc.

Ernie Pyle

Senior Vice President Finance,

Chief Financial Officer, Treasurer and Secretary

(212) 527-3800, # 112

CEA Beratungs- und Beteiligungsgesellschaft mbH

Christian von Drathen

Executive Director

Phone:  49 (89) 290725-120

E-mail: drathen@cea-europe.com

Daniel Rutz

Associate Director

Phone:  49 89 290 725 131

E-mail:  rutz@cea-europe.com

Prinzregentenstrasse 56

80538 Munich

Germany